Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2004

Primary Business Systems, Inc.

(Exact name of registrant as specified in its charter)

Nevada	86-0857752
(State or other jurisdiction of Jurisdiction)	(Commission File No.)	(IRS Employer Identification Number)

433 Kitty Hawk Dr., Suite 226, Universal City, Texas	78148
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code: 210-658-4675

Item5.  Other Events

Financing Arrangement

Primary Business Systems, Inc. , a Nevada corporation, entered into a Factoring Agreement with Advance Payroll Funding LTD to provide AHJR Inc., trade name Concord Staffing Services (a subsidiary of Primary Business Systems Inc.) with account receivables financing.  Under the terms of the agreement, Advance may purchase the account receivables from time to time at a price of 90% of the amount of the outstanding account receivables.  Advance has been granted a security interest in the account receivables of Concord Staffing Services, as well as other assets.

Legal Proceedings

As previously reported by Primary Business, on or about December 23, 2003, the Company filed a lawsuit in 285th District Court, Bexar County, Texas against Pine Services, Inc. and Frank Custable, Jr. alleging, among other claims, common law fraud, violation of the Texas Securities Act, violation of the Texas Deceptive Trades and Practices Act and fraudulent inducement in connection with an Advisory Agreement between the company and the named persons. The defendants were served with this lawsuit but failed to appear in the case or file an answer. On February 6, 2004, upon motion of the Company, the Court entered a default judgment against the defendants in the amount of approximately $4,700,000.00 in actual and punitive damages.  On April 20, 2004, the Court upheld the entry of the default judgment.

Item 7.             Financial Statement and Exhibits

1.                                       Exhibits;

99.1         Master Factoring Agreement dated as of March 8, 2004.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Primary Business Systems, Inc.

/s/Patrick D. Matthews
Name: Patrick D. Matthews
Title: Chairman and President

Date: April 30, 2004